Exhibit 10.1

OMNIBUS Amendment to
Employment Documents
THIS OMNIBUS AMENDMENT TO EMPLOYMENT DOCUMENTS (this “Amendment”) is made effective as of August 6, 2020 (the “Effective Date”), by and between SolarWinds Corporation, a Delaware corporation on behalf of itself, each of its direct and indirect subsidiaries, and each of its and their respective predecessors in interest (collectively the “Company”) and Kevin B. Thompson (“Executive”). This Amendment amends the Employment Documents (as defined below) on the terms set forth herein. All capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement.
RECITALS
WHEREAS, the Company and Executive each desire to amend each agreement between the Company and the Executive (each an “Employment Document” and collectively, the “Employment Documents”), including without limitation (i) that certain Second Amended and Restated Employment Agreement between SolarWinds, Inc. and Executive dated as of September 30, 2016 (the “Employment Agreement”), (ii) that certain Restricted Stock Purchase Agreement dated as of September 30, 2016 by and between SolarWinds Parent, Inc. and Executive (the “RSPA”), (iii) that certain Notice of Grant of Performance Share Units (Shares) between Parent and Executive dated as of March 16, 2020 in respect of a maximum of 62,001 shares (“2020 Grant 1”), and (iv) that certain Notice of Grant of Performance Share Units (Shares) between Parent and Executive dated as of March 16, 2020 in respect of a maximum of 871,967 shares (“2020 Grant 2”), in each case as set forth below effective as of the Effective Date.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, the Company’s continued employment of Executive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows, notwithstanding anything in any Employment Document to the contrary:
1.Amendment to Employment Documents.
(a)The Employment Agreement shall terminate as of the earlier of (i) if the Company divests (by spin-off or otherwise) its MSP business, the closing of such divestiture and (ii) in the event that the Company appoints a new Chief Executive Officer while Executive is still employed by the Company, a date mutually agreed in writing by the Company and Executive that shall be no later than two weeks following the appointment date of such newly appointed Chief Executive Officer (the “Termination Date”), provided that (A) Sections 3, 6, 7 and 10-16 inclusive of the Employment Agreement and the defined terms used therein, shall survive such termination, (B) except as explicitly set forth in this Amendment, Executive shall not be entitled to any severance payment or benefit due to Executive’s termination of employment (including without limitation any payment set forth in Section 4 of the Employment Agreement) and (C) such termination shall not be deemed to be a Constructive Termination or a termination of Executive’s employment by the Company without Cause.
(b)Amendments to Equity Awards.
i.The performance metrics and targets for the 214,500 Type II Shares (as defined in the RSPA) issued pursuant to the RSPA that are subject to vesting based on the Company’s performance for the fiscal year ended December 31, 2020 are hereby amended to provide that such Type II Shares shall vest on February 15, 2021, subject solely to a time-based vesting schedule whereby Executive must continue his employment with the Company through such date except as otherwise set forth in Section 1(c) below.
ii.2020 Grant 1 is hereby cancelled.
iii.2020 Grant 2 is hereby amended as follows: (A) The maximum number of shares of common stock of SolarWinds Corporation (“Parent”) subject to 2020 Grant 2 shall be reduced to 206,552 shares (the “Revised Performance Award”), (B) 101,289 units subject to the Revised Performance Award shall vest and settle in shares of Parent’s common stock on February 15, 2021, subject solely to a time-based vesting schedule whereby Executive must continue his employment with the Company through such date except as otherwise set forth in Section 1(c) below and (C) the Board may in its reasonable discretion vest the additional 105,263 units based on the performance of Executive between the date hereof and the Termination Date.
(c)In the event that the date of termination (other than a termination for Cause or resignation that does not constitute a Constructive Termination) of Executive’s employment with the Company occurs prior to March 31, 2021, vesting with respect to all equity awards of Executive that are subject solely to a time-based vesting schedule shall accelerate as to vesting as if Executive continued to be employed through March 31, 2021, as described in Section 1(b) above.
(d)Except as set forth in Section 1(b) and Section 1(c) of this Amendment, all other unvested equity awards of Parent held by Executive on the Termination Date shall terminate, shall not accelerate as to vesting in any respect and shall be forfeited by Executive for no consideration (except as set forth in the following sentence). In furtherance of the foregoing, in connection with the Termination Date, the Company shall be entitled to repurchase any shares of restricted stock of Parent that remain unvested on the Termination Date, in accordance with the terms of the agreement(s) governing the terms of such restricted stock.
(e)In the event that the Termination Date occurs prior to December 31, 2020, Executive shall be entitled to receive the payment of Executive’s Bonus Compensation in respect of calendar year 2020 (“2020 Bonus”) equal to (i) the 2020 Bonus Executive would have been entitled to receive based on the Company’s performance in calendar year 2020 multiplied by (ii) the percentage of calendar year 2020 that Executive was employed by the Company; provided that in the event that Executive is terminated for Cause prior to the date of payment, no 2020 Bonus shall be payable. Such payment shall be made following determination by the Board of the 2020 bonus pay-out for the Company’s executives, but no later than March 15, 2021, unless otherwise required by Section 1(i).
(f)Clauses (i) and (ii) of Section 3(c) of the Employment Agreement are hereby amended and restated in their entirety as follows:
(i)    Until the later of April 1, 2022 and 12 months following the Termination Date, the Employee shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, actively compete with the Company or any of its Affiliates or undertake any planning for any business that is competitive with the Company or its Affiliates.
(ii)    Until the later of April 1, 2022 and 12 months following the Termination Date, the Employee shall not (A) hire any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, (B) solicit or encourage any customer of the Company or any of its Affiliates or independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them or (C) seek to persuade any customer or active prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity that such customer or prospective customer conducts or could reasonably be expected to conduct with the Company or any of its Affiliates at that time.
(g)Executive acknowledges the receipt and sufficiency of consideration provided herein, including in particular the benefits set forth in Section 1(b), (c) and (e), to support the amendment set forth in Section 1(f). Executive acknowledges and agrees that, upon any breach or violation by Executive of Section 3(c) of the Employment Agreement, as amended herein, the Company may seek any and all remedies available to it at law and in equity as set forth in the Employment Agreement and otherwise, including (without limitation) the potential repayment by Executive of the economic value provided to Executive pursuant to this Amendment.
(h)In the event that the Termination Date occurs prior to March 31, 2021, Executive shall make himself reasonably available as a consultant to the Company through March 31, 2021 for no additional consideration beyond the consideration provided for herein, provided that this Section 1(h) shall not be deemed to prohibit Executive from engaging in other employment.
(i)Any obligation of the Company to provide Executive the severance payments or benefits under Sections 1(c) and 1(e) is conditioned, however, upon Executive signing and not revoking a release of claims in the form provided by the Company and reasonably acceptable to Executive that becomes effective no later than the Release Deadline. If the release does not become effective by the Release Deadline, Executive will forfeit any rights to the severance payments or benefits under this Sections 1(c) and 1(e). In no event will severance payments or benefits be paid or provided until the release actually becomes effective. In the event the termination occurs at a time during the calendar year where the release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Compensation will be paid or provided on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the later of (i) the Release Deadline, or (ii) the Deferred Compensation Delayed Payment Date.

2.	Miscellaneous.
(a)Except as expressly amended hereby, the Employment Documents remain unmodified and in full force and effect.

(b)This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
(c)In the event of any conflict between the terms of this Amendment and any Employment Document, the terms of this Amendment shall expressly control.
[Signature Page(s) Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Effective Date set forth above:

SOLARWINDS CORPORATION	EXECUTIVE

By:/s/ William Bock	/s/ Kevin B. Thompson
Name: William Bock	Kevin B. Thompson
Its: Chairman